WOODBURN AND WEDGE Attorneys and Counselors At Law Sierra Plaza 6100 Neil Road, Suite 500 Reno, Nevada 89511-1149 Telephone (775) 688-3000 Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

September 9, 2014

Eco-Stim Energy Solutions, Inc.

2930 W. Sam Houston Pkwy N., Suite 275

Houston, Texas 770473

Ladies and Gentlemen:

We have acted as special Nevada counsel to Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing on the date hereof of a Registration Statement on Form S-1, (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 7,758,321 shares of the Company’s Common Stock, par value $0.001 per share, being registered for resale by the selling stockholders identified in the Registration Statement (the “Shares”). As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance and ratification of the issuance of the Shares, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1. The Company is a corporation organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

Eco-Stim Energy Solutions, Inc.

September 9, 2014

2. Except as otherwise provided in our opinion paragraphs 3, 4 and 5 below, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

3. That portion of the Shares consisting of 100,000 shares beneficially owned by Impact Engineering, AS, as described in the Registration Statement in footnote 16 under the heading “Selling Stockholders” have been duly authorized for issuance and, upon compliance with the provisions of the warrant agreement related thereto, including, without limitation, timely exercise and payment to the Company of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

4. That portion of the Shares consisting of 1,977,315 shares beneficially owned by ACM Emerging Markets Master Fund I L.P., as described in the Registration Statement in footnote 1 under the heading “Selling Stockholders” have been duly authorized for issuance and, upon compliance with the provisions for conversion under the Convertible Note related thereto, will be validly issued, fully paid and non-assessable.

5. That portion of the Shares described below (the “Option Shares”) have been duly authorized for issuance and upon compliance with the provisions of the option agreements related to such Option Shares, including without limitation, proper vesting, timely and proper exercise of the option granted therein, and payment to the Company of the consideration for issuance of such of the Option Shares, the Option Shares will be validly issued, fully paid and non-assessable. The Option Shares include the following:

a. 3,500 Shares beneficially owned by Eamon J Flynn as described in the Registration Statement in footnote 21 under the heading “Selling Stockholders” .

Eco-Stim Energy Solutions, Inc.

September 9, 2014

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We advise you that certain of the Shares were issued by the Company in connection with that certain Agreement and Plan of Reorganization (the “Merger Agreement”) as described in the Registration Statement and filed as Exhibit 2.1 to the Registration Statement. We assume that the Merger Agreement was duly authorized, executed and delivered by the parties thereto and that the merger contemplated therein was duly effectuated in accordance with applicable law. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

Eco-Stim Energy Solutions, Inc.

September 9, 2014

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement and the Registration Statement of the Company on Form S-1; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard